Filed pursuant to 424(b)(3)
File No: 333-187309

TIAA REAL ESTATE ACCOUNT
SUPPLEMENT NO. 1
Dated June 24, 2013
to the Prospectus dated May 1, 2013

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2013, which we refer to as the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

APPOINTMENT OF NEW PRESIDENT OF TIAA-CREF ASSET MANAGEMENT

The prospectus is supplemented by inserting the following under the heading “Officers” in the section of the prospectus entitled “Appendix A —Management of TIAA.”

     Effective June 24, 2013, Rob Leary will join Teachers Insurance and Annuity Association of America (“TIAA”) as Executive Vice President, President of TIAA-CREF Asset Management, and Executive Vice President of the TIAA-CREF Fund Complex. Mr. Leary, age 52, most recently served as Representative for Securities Research, Inc. between February and May 2013. He served as president and chief operating officer of ING U.S. from April 2011 to September 2012, where he led all aspects of ING’s investment management, retirement, insurance and annuity businesses, as well as operations, information technology, and marketing. He also served as chief executive officer of ING Insurance U.S. from January 2010 to April 2011. Mr. Leary joined ING in September 2007 as chairman and chief executive officer of ING Investment Management, Americas. Previously, Mr. Leary was an executive vice president at AIG, helping to build investment solutions for the institutional investor community. Prior thereto, he was vice president at J.P. Morgan & Co., where he specialized in fixed income applications.

A14042 (6/13)